  As filed with the Securities and Exchange Commission on September 27, 2002.

                                                      Registration No. 333-96583


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                         ------------------------------

                               Amendment No. 1 To

                                    FORM S-3

                             REGISTRATION STATEMENT

                                      under

                           THE SECURITIES ACT OF 1933

                             RADIOSHACK CORPORATION
             (Exact name of registrant as specified in its charter)

                       Delaware                                                        75-1047710
    (State or other jurisdiction of incorporation or                   (I.R.S. employer identification number)
                      organization)

   100 Throckmorton Street, Suite 1800, Fort Worth, Texas 76102, 817-415-3700
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                        M. C. Hill, Esq.                                            Copies of Correspondence to:
 Senior Vice President, Corporate Secretary and General Counsel                        Dwight A. Kinsey, Esq.
                     RadioShack Corporation                                     Satterlee Stephens Burke & Burke LLP
               100 Throckmorton Street, Suite 1800                                         230 Park Avenue
                     Fort Worth, Texas 76102                                          New York, New York 10169
                          817-415-3924                                                      212-818-9200

(Name, address, including zip code, and telephone number, including area code, of agent for service)

                         ------------------------------

        Approximate date of commencement of proposed sale to the public:
     From time to time after this registration statement becomes effective.

                         ------------------------------

         If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]

         If any of the securities being registered on this form are being offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box. [X]

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

         If this Form is a post-effective amendment filed pursuant to Rule 462
(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                         ------------------------------

                         CALCULATION OF REGISTRATION FEE


  -----------------------------------------------------------------------------------------------------------------------
                                                                    Proposed
                                                Proposed            maximum
                                                maximum             aggregate               Amount of
  Title of securities         Amount to be      offering price      offering                registration
  to be registered            registered (1)    per share (2)       price (2)               fee(2)(3)
  -----------------------------------------------------------------------------------------------------------------------
  Common Stock,                  225,000           $ 27.24         $ 6,129,000                $ 563.87
  par value $1 per share
  Preferred Share Purchase
  Rights (4)
  -----------------------------------------------------------------------------------------------------------------------



 (1) If, prior to the completion of the distribution of the Common Stock covered by this registration statement, additional shares of Common Stock are issued or issuable as a result of a stock split or stock dividend, this registration statement shall be deemed to cover such additional shares resulting from the stock split or stock dividend pursuant to Rule 416.
(2) Calculated based upon the average of the high and low sale prices as reported by the New York Stock Exchange and published in the Wall Street Journal as of a date within five (5) business days prior to the date of filing this registration statement in accordance with Rule 457 (c).
(3)  Previously paid.
(4) Represents corresponding right to purchase shares of RadioShack Series A Junior Participation Preferred Stock, no par value, pursuant to an Amended and Restated Rights Agreement dated July 26, 1999 between RadioShack Corporation and Bank Boston, N.A. now known as EquiServe Trust Company, N.A. We will issue one right to purchase one share of our series A Junior Participation Preferred Stock as a dividend on each share of our common stock being registered. The rights initially are attached to and trade with shares of our common stock being registered. Value attributable to these rights, if any, is reflected in the market price of our common stock.


     The registrant hereby amends this registration statement on such date or dates as my be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                              SUBJECT TO COMPLETION
                   PRELIMINARY PROSPECTUS DATED JULY 17, 2002
     THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                               [LOGO] RadioShack

                                   Prospectus

                         Dealer/Franchisee Rewards Plan
                            Take Stock In RadioShack


     The Dealer/Franchisee Rewards Plan, "Take Stock In RadioShack" of RadioShack Corporation provides our individual Dealer/Franchisees with an advantageous way to buy shares of our common stock. If Dealer/Franchisees maintain a minimum average of $50,000 of annual net purchases of our supplied products per retail location and do not show an annual decrease in net purchases of 5% or greater, then under the plan Dealer/Franchisees are automatically enrolled in the plan and awarded credits which allows them to purchase shares of our common stock. The number of credits to be awarded is based on the amount of annual net purchases of our supplied products and the percentage of increase of such purchases over the prior year. If a Dealer/Franchisee voluntarily elects to redeem credits by making a payment of $25.00 per credit toward the purchase of our common stock, we will contribute an additional amount towards such purchase equal to a percentage rate of either 40%, 60% or 80% of the $25.00 paid per credit redeemed, determined by the Dealer/Franchisee's period of tenure with us.


See "Risk Factors" on page 4 of this prospectus of certain risks you should consider in connection with an investment in our common stock.


     The price of shares of common stock purchased under the plan will be equal to the closing price of shares of our common stock on the last trading day of February of the applicable calendar year. Our common stock is traded on the New York Stock Exchange under the symbol "RSH". The last reported sale price for our common stock on [ , 2002] was [$ ] per share. This prospectus covers 225,000 shares of our common stock.


     To the extent required by applicable law in certain jurisdictions, shares of our common stock offered under the plan will be offered through a broker-dealer selected by us.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                 The date of this prospectus is _________, 2002

                                TABLE OF CONTENTS


                                                                            Page
                                                                            ----
AVAILABLE INFORMATION ...................................................    3
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE .........................    4
RADIOSHACK ..............................................................    4
RISK FACTORS ............................................................    5
TAKE STOCK IN RADIOSHACK PLAN ...........................................    6
      Advantages and features ...........................................    6
      Plan administration ...............................................    6
      Plan qualification ................................................    6
      Plan enrollment ...................................................    7
      Purchasing common stock ...........................................    7
      Continuous Tenure as a Dealer/Franchisee ..........................    8
      Awarding credits ..................................................    8
      Multiple locations and new Dealer/Franchisees .....................    8
      Election and distribution of common stock .........................    9
      Cash dividends ....................................................    9
      Voting of stock ...................................................    9
      Changes in capitalization .........................................    9
      Withdrawal - early payment ........................................   10
      Beneficiary rights ................................................   10
      Transfer; assignment ..............................................   10
      Administration ....................................................   10
      Limitation of participant's rights ................................   10
      Delivery in the event of death ....................................   10
      Notices, communication, delivery and identity .....................   11
      Amendment, suspension or termination ..............................   11
      Cash refund .......................................................   11
      Tax consequences of participation in the plan .....................   11
      No rights as a stockholder ........................................   12
      Funds, common stock set aside for payment .........................   12
      Limitation on liability ...........................................   12
      Governing law .....................................................   12
USE OF PROCEEDS .........................................................   12
PLAN OF DISTRIBUTION ....................................................   13
LEGAL MATTERS ...........................................................   13
EXPERTS .................................................................   13
      APPENDIX ..........................................................  A-i


Unless otherwise specified, the information in this prospectus is as of ________, 2002. We anticipate that changes will occur in our affairs after that date. We have not authorized anyone to give any information or to make any representations, other than as contained in this prospectus, in connection with the offer contained in this prospectus. If anyone gives you any information or makes any representation in connection with this offer, you should not rely on it as information that we authorized. This prospectus does not constitute an offer to sell our common stock in any state or other jurisdiction where it is unlawful to make such an offer.

                              AVAILABLE INFORMATION

We are subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, and its rules and regulations. The Exchange Act requires us to file reports, proxy statements and other information with the SEC. Copies of these reports, proxy statements and other information can be inspected and copied at:

                              SEC Public Reference Room
                              450 Fifth Street, N.W.
                              Room 1024
                              Washington, D.C.  20549

You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. You may also obtain copies of any material we have filed with the SEC by mail at prescribed rates from:

                              Public Reference Section
                              Securities and Exchange Commission
                              450 Fifth Street N.W.
                              Washington, D.C.  20549-0004

Finally, you may obtain these materials electronically by accessing the SEC's home page on the Internet at:

                              http://www.sec.gov

Also, reports and other information concerning us are available for inspection and copying at:

                              New York Stock Exchange
                              20 Broad Street
                              New York, New York  10005

A registration statement on Form S-3 with respect to the shares offered hereby (together with any amendments, exhibits and schedules thereto) has been filed with the SEC under the Securities Act of 1933, as amended. This prospectus does not contain all of the information contained in such registration statement, certain portions of which have been omitted pursuant to the rules and regulations of the SEC. For further information with respect to us and the shares offered hereby, reference is made to the registration statement. Statements contained in this prospectus regarding the contents of any contract or any other documents are not necessarily complete and, in each instance, reference is hereby made to the copy of such contract or document filed as an exhibit to the registration statement. The registration statement may be inspected without charge at the SEC's principal office in Washington D.C., and copies of all or any part thereof may be obtained from the Public Reference Section of the SEC at the address set forth above, upon payment of prescribed fees.

We will promptly furnish, without charge, a copy of any and all of the information incorporated by reference in this prospectus upon your written or oral request to:

                              RadioShack Corporation
                              100 Throckmorton Street, Suite 1700
                              Fort Worth, Texas  76102
                              Telephone (817) 415-3022
                              Attention:  Shareholder Services

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The following documents, which we previously filed with the SEC under Section 13 or 15 of the Exchange Act, are incorporated by reference into this prospectus:

RadioShack SEC Filings (File No. 1-5571)

1. Annual Report on Form 10-K (filed March 29, 2002) for the twelve months ended December 31, 2001;

2. Proxy Statement for the Annual Meeting of Stockholders held on May 16, 2002 (filed April 12, 2002);


3. Quarterly Report on Form 10-Q (filed May 13, 2002) for the quarter ended on March 31, 2002;


4.   Form 8-K filed on July 16, 2002;


5. Quarterly Report on Form 10-Q (filed August 13, 2002) for the quarter ended on June 30, 2002; and

6. Quarterly Report on Form 10-Q (filed November __, 2002) for the quarter ended September 30, 2002.



In addition, we incorporate by reference the descriptions of our common stock and preferred stock purchase rights, which are contained in registration statement on Form 8-B, dated February 26, 1968, registration statement on Form 8-A, dated August 26, 1986, Amendment No. 1 on Form 8-A to registration statement on Form 8-A, dated July 11, 1988, Amendment No. 2 on Form 8-A to registration statement on Form 8-A, dated June 27, 1990 and Amendment No. 3 on Form 8-A to registration statement on Form 8-A, dated August 10, 1999 filed with the SEC, as updated in any amendment or report filed for such purpose.

Finally, we incorporate by reference in this prospectus all documents that we may file under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and before the filing of a post-effective amendment (which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold). Those documents are a part of this prospectus from the date of their filing and later information we file with the SEC will automatically update and supersede this information.

                                   RADIOSHACK

          We are a leading marketer of consumer electronics with a broad retail distribution system engaged in marketing products and services in such diverse technologies as audio, video, telephony and personal computers. We market products primarily in the United States. Our retail distribution system is comprised of the RadioShack store chain and our website. Through our company-owned stores, our independently owned Dealer/Franchisees and our website, we distribute private label and branded electronic parts and accessories, audio/visual equipment, direct-to-home satellite systems, personal computers, cellular, PCS and conventional telephones, as well as specialized services and products, such as scanners, electronic toys and hard to find accessories and batteries.

          Our principal executive offices are located at 100 Throckmorton Street, Suite 1800, Fort Worth, Texas 76102. Our mailing address is 100 Throckmorton Street, Suite 1800, P.O. Box 17180, Fort Worth, Texas 76102 and our telephone number is (817) 415-3700.

                                  RISK FACTORS


     You should consider the following risks in determining whether to purchase shares of our common stock under the plan. Please consider these factors along with the other information contained in this document, the Appendix, exhibits and the documents incorporated by reference.

Adverse changes in national or regional U.S. economic conditions could adversely affect our financial results.

     We operate nationally with over 5,000 company owned stores and over 2,000 dealer/franchise outlets. Overall consumer confidence, consumer credit availability, recessionary trends and consumers' disposable income and spending levels directly impact the volume of customer traffic and level of sales in our company owned stores and dealer/franchise outlets. Negative trends, whether national or regional in nature, in any of these economic conditions could adversely affect our financial results.

Our competition is both intense and varied and our failure to effectively compete could adversely affect our prospects.

     In the retail consumer electronics marketplace, the level of competition is intense and we compete primarily with retail stores and also utilizes alternative methods and channels of distribution such as e-commerce, telephone shopping services and mail order. This marketplace can present us with difficulties in retaining existing customers, attracting new customers and maintaining our profit margins which can adversely affect our prospects.

We may be unable to successfully execute our strategic initiatives.

     We have undertaken a variety of strategic initiatives including our merchandising and product marketing strategic business units, participation in emerging sales channels, as well as our relationships with a number of third party vendors and service providers. If we fail to successfully execute these initiatives, our business could be adversely affected.

The consumer electronics marketplace is dynamic which presents us with constant challenges.

     New products and services and product features are constantly being introduced which can cause us operational difficulties because we may be unable to timely change our existing merchandise sales mix in order to meet these competitive pressures.

We have relationships with a number of third party vendors and service providers, which we may not be able to execute, maintain and operate profitably.

     If we are unable to successfully execute, maintain and profitably operate our relationships with our vendors and third party service providers this could cause our financial performance and results of operations to be adversely affected.

The lack of availability of inventory could adversely affect our financial results

     We source inventory, both domestically and internationally, which is subject to being affected by a number of factors, namely, supply and demand, labor unrest, the war on international terrorism and untimely deliveries. The occurrence of any one of these factors affecting the supply of our inventory could adversely impact our financial results.

                          TAKE STOCK IN RADIOSHACK PLAN

Advantages and features


          Some of the advantages and features of the plan which are described in this prospectus are:

..    Our Dealer/Franchisees who satisfy all of the requirements of the plan, are automatically enrolled as participants in the plan and awarded credits allowing them to purchase shares of our common stock by paying $25.00 per credit.

..    We will contribute an additional amount to the participant's purchase of common stock equal to a percentage rate of either 40%, 60% or 80%, determined by the Dealer/Franchisee's tenure with us, of the $25.00 paid per credit redeemed.


..    Participants obtain an ongoing ownership stake in our company.

..    Participants purchase common stock without incurring a brokerage fee or other transaction costs.

..    After purchase, participants will receive any cash dividends declared on common stock held.

..    Personal recordkeeping is simplified by the plan administrator's issuance of statements indicating activity.

Plan administration

          We, and persons we select to act as the plan administrator, administer the plan, keep records, send statements of account activity to participants and perform clerical duties related to the plan. The plan administrator will purchase all shares of common stock to be acquired under the plan directly from us. No open market purchase of common stock will be made for plan purposes.

All inquiries and instructions concerning the plan should be directed to:

          RadioShack Corporation
          100 Throckmorton Street, Suite 1700
          Fort Worth, Texas 76102
          Telephone: (817) 415-3022
          Attention: Shareholder Services

Plan qualification

          In order to qualify to buy common stock under the plan, a Dealer/Franchisee must satisfy all the following requirements:


..    A Dealer/Franchisee must have minimum average of annual net purchases of
     $50,000 of our supplied products per retail location and must not have an annual decrease of 5% or greater over the prior year in net purchases in order to be enrolled in the plan and awarded credits;


..    A Dealer/Franchisee must meet or exceed required levels of increases from the previous year in annual net purchases of our supplied products during the full calendar year as described in the Appendix attached to this prospectus;

..    A Dealer/Franchisee, on December 31 of each year must have been a continuous active Dealer/Franchisee as of January, and each month after that during that full calendar year and for each year thereafter, and be conducting an ongoing business and our records must reflect each of these facts;

..    A Dealer/Franchisee's accounts payable to us must be current as of the time of purchase of common stock under the plan; and

..    A Dealer/Franchisee, at the time of purchase and issuance of common stock under the plan, must also continue to be an active Dealer/Franchisee.


          The requirements to qualify to purchase common stock and to receive the percentage levels of contributions from us under the plan shall start and be measured as of January 1, 2002. For example, if an active Dealer/Franchisee has completed over five full years of continuous tenure with us, as of January 1, 2002, we would compare purchase levels during 2001 to 2002 and then contribute at the 80% level for each $25.00 paid per credit awarded and redeemed. For a Dealer/Franchisee who has completed less than five full years but more than three full years of continuous tenure with us we would make a similar comparison of purchase levels and then contribute at the 60% level for each $25.00 paid per credit awarded and redeemed. For Dealer/Franchisees who have completed less than three full years of continuous tenure with us we would, in this example, contribute at the 40% level for each $25.00 paid per credit awarded and redeemed.


Plan enrollment


          No plan enrollment forms will be sent to Dealer/Franchisees. Dealer/Franchisees who are purchasing our products through our Dealer/Franchise division which are intended for resale are automatically enrolled as participants in the plan. This means that a Dealer/Franchisee is eligible to redeem credits under the plan by the payment of $25.00 per credit so long as that Dealer/Franchisee meets all of the terms and requirements of the plan. The decision whether to redeem all or a portion of the credits that may be earned by the payment of $25.00 per credit is entirely up to the participating Dealer/Franchisee. Any credits awarded for net purchases during any one calendar year and not utilized by the payment of $25.00 per credit towards the purchase of common stock will be canceled as of April 10 of the immediately following year.


          We may elect not to permit a person to become a participant in the plan if that person lives in any jurisdiction or foreign country, where, in our judgment, the burden or expense of compliance with applicable state blue sky laws, securities laws or other requirements make participation improbable or inadvisable.

Purchasing common stock

          Once a person is a participant in the plan he or she will be awarded credits valued at $25.00 each for purposes of the plan for achieving various levels of annual net purchases of products as described in the section entitled "Awarding credits" below. These credits may be applied toward the purchase of our common stock. The number of credits awarded at each required net purchase level of products will vary depending on the applicable percentage of annual product net purchase gain or loss from the previous year achieved by the retail location[s] owned by a participant. These credits shall be applied after the end of the applicable year by the plan administrator to the participant's account maintained by the plan for each participant. If a participant elects under the plan to purchase our common stock, a participant may redeem the credits awarded by paying $25.00 per credit. Upon receipt of this payment we will contribute an additional amount to the purchase determined by multiplying the following applicable percentages times each $25.00 credit redeemed:

               Period of Continuous Tenure
            as a RadioShack Dealer/Franchisee                Amount of
                  as of January 1, 2002                    Contribution
                  ---------------------                    ------------

          Day one through three years              40% of $25.00 credit redeemed
          Over three years through five years      60% of $25.00 credit redeemed

          Over five years                    80% of $25.00 credit redeemed


The whole number of shares of common stock resulting from the division of the closing price of our common stock on the last trading day in February of the applicable year into the value of the total number of credits awarded and redeemed by the payment of $25.00 per credit by a participant plus our contribution to a participant's account will be sent to a participant on or about April 30 of the applicable year. For example, if a participant has been a Dealer/Franchisee for two years and has been awarded and redeems five credits by the payment of $25.00 per credit ($125.00), then our contribution will be an additional $50.00 (40% of the redeemed credits) for a total of $175.00 to be used towards the purchase of our common stock. Assuming, in this example that the closing price of common stock on the last trading day in February is $25.00 per share, a participant would receive seven shares of common stock. A Dealer/Franchisee may redeem all or only a portion of awarded credits, however unused or partial credits will not be carried forward. No partial shares of common stock will be issued. Participants will not receive any cash from us other than a refund of any excess cash payment for common stock made by the participant which would only be represented by a partial or fractional share.


Continuous Tenure as a Dealer/Franchisee

If a Dealer/Franchisee at any time is not active with us for a period of three months or more and then resumes being an active Dealer/Franchisee, the period of continuous tenure will start over and, when again eligible to redeem credits under the plan, our contribution will be at 40%. Additionally, should a Dealer/Franchisee with a single store location sell the original store location and acquire a new store location, then regardless of the time period involved, the Dealer/Franchisee will start over and, when again eligible to redeem credits under the plan, our contribution level will be at 40%.

Awarding credits

          To be awarded credits, the plan requires a minimum average of $50,000 of annual net purchases of products per retail location owned by a participant. "Net purchases" means the purchase of products supplied or billed from one of our warehouse/distribution centers, through our Dealer/Franchise division, to the Dealer/Franchisee, net of returns, credits for defective merchandise, and other credits. These net purchases shall be determined only from the year-end purchase/sale records of our Dealer/Franchise division. As net purchases increase (both in amount and as compared to the previous year) the number of credits awarded increases. The chart in the Appendix describes the credit award levels for both single and multiple locations. The plan has two award levels. A retail location with net purchases of less than $150,000 during a given calendar year and having an annual double digit net purchase gain over the previous year during that given calendar year will be awarded twice the number of credits as a similar retail location achieving an annual single digit gain in net purchases. Also, a retail location with net purchases of more than $150,000 during a given calendar year and achieving a 5% or greater increase in net purchases over the previous year during that given calendar year, will be awarded twice the amount of credits as a similar retail location achieving a gain in net purchases of 0% to 4.99% in a calendar year. All retail locations that show an annual decrease in net purchases of 5% or greater will not be awarded credits.

Multiple locations and new Dealer/Franchisees

          If multiple retail locations are owned by a participant, and the average annual net purchases for all these locations equal at least $50,000 per location per calendar year, those net purchases will qualify to be awarded credits in order to be eligible to purchase common stock. Two retail locations require $100,000 of net purchases of products or an average of $50,000 per location in a calendar year. For example, should one location have $60,000 of net purchases of products and another location have $40,000 of net purchases in a calendar year both will qualify under the plan to be awarded credits. After reaching the minimum net purchase requirement, each $25,000 of net purchase increase would be awarded credits the same as a single retail location. If an existing Dealer/Franchisee (as of January of any calendar year) opens a new retail location (in addition to an existing location) at any time during the calendar year, and the average annual net purchases for all retail locations owned by that Dealer/Franchisee equal at least $50,000 per location, then the net purchases of the new location will qualify to be awarded credits. As shown on the chart in the Appendix, new Dealer/Franchisees who order, pay for, and receive Products as of January of any year will be eligible to qualify to be awarded Credits at the 0 to 9.99% purchase level for Net Purchases under $150,000 and at the 0 to 4.99% purchase level for Net Purchases over $150,000. New Dealer/Franchisees purchasing Products between February 1 and December 31 of a year will be eligible to qualify to be awarded Credits in the following year if they do not have a decrease of 5% or greater in Net Purchases in that following year.

Election and distribution of common stock

          As promptly as practicable after the end of February of the applicable calendar year, but on or about March 10, the plan administrator will mail to each participant notice of the closing price of our common stock on the last trading day in February and an election and payment form as well as a statement of the amount, if any, of credits in the participant's account. Should a participant elect to redeem credits in order to receive our contribution and acquire our common stock, a participant must complete the election form, enclose payment for the credits and deliver the form and payment to us not later than April 10 of the applicable year. Upon receipt of the election form and determining that good and sufficient funds have been received, we will distribute to each participant who qualifies under the plan the whole number of shares of common stock resulting from the division of the applicable closing price into the value of the total number of credits awarded, redeemed and paid for by a participant plus our contribution to a participant's account. It is expected that shares of our common stock will be mailed to participants on or about April 30 of each year the plan is in effect.

          Any credits awarded for net purchases during any one calendar year and not utilized to purchase common stock shall be canceled as of April 10 of the next year. Credits have no value outside of the plan and may not be sold, hypothecated, pledged, assigned or otherwise transferred.

Cash dividends

          Declared cash dividends on common stock will not be applied to credits in a participant's account. Participants will only be entitled to receive cash dividends declared by us after they become a record owner of common stock and remain a record owner on the dividend record date.

Voting of stock

          Credits do not give participants any voting rights. When a participant becomes an owner of record of our common stock, they will have the voting rights accorded to owners of our common stock.

Changes in capitalization

          In the event of a stock dividend, stock split, merger or recapitalization affecting the number of outstanding shares of our common stock, the number of credits applied to a participant's account will not be adjusted.



Withdrawal - early payment

          There are no early payment or withdrawal rights under the plan.

Beneficiary rights

          There are no rights under the plan to designate a beneficiary of credits or otherwise gift, or pass by a will the right to receive credits or common stock under the plan.

Transfer; assignment

          Neither the shares of common stock prior to the date the participant becomes the record owner of such shares nor any interest in the credits held under the plan shall be sold, transferred, assigned, alienated, pledged, or otherwise encumbered or disposed of in whole or in part, either directly, by operation of law, or otherwise. If any attempt is made by a participant to sell, transfer, assign, alienate, pledge, or otherwise encumber or dispose his or her interest in such shares of common stock prior to the date the participant becomes the record owner of such shares, or the credits, for his or her debts, liabilities in tort or contract, or otherwise, then we, in our sole discretion, may terminate the participant from the plan, and the participant shall have no further rights under the plan or in any credits including the right, if any, to purchase shares of our common stock thereunder.

Administration

          The plan shall be administered by us as the plan administrator and our President or such other person or persons as may be designated by our President.

          Our power and authority concerning the administration of the plan shall include, in addition to other powers, the following:

          1.   Authorizing delivery of common stock;
          2. Making, amending and enforcing all appropriate rules and regulations for the administration of the plan; and
          3. Deciding or resolving any and all questions or disputes as may arise in connection with the plan.

          Any determination, decision made by us or action we take concerning any question, dispute or disagreement arising out of or in connection with the construction, interpretation, administration and application of the plan and of its rules and regulations, shall lie within our absolute discretion and shall be final and binding upon all participants and any persons claiming any rights under the plan.

Limitation of participant's rights

          No participant nor any person claiming the participant's rights shall have any right or interest in the plan that is not expressly granted.

Delivery in the event of death

          In the event of the death of the participant, any delivery of common stock otherwise due under the terms of the plan shall be made to the heirs or the executor or administrator of the estate of the participant.



Notices, communication, delivery and identity

          All notices, delivery of common stock and communications to a participant in connection with the plan shall be deemed to have been given, made or delivered when mailed with postage prepaid, or sent by overnight express delivery service, to the participant at the address last appearing on our records.

          All notices, instructions or other communications by a participant to us in connection with the plan shall be deemed to have been given, made or delivered only when in fact received by us at:

                             100 Throckmorton Street

                         Suite 1700
                         Fort Worth, Texas 76102
                         Attention: Shareholder Services

          The identity of a Dealer/Franchisee for all purposes under the plan shall be determined solely from the records of our Dealer/Franchise division.

Amendment, suspension or termination

          We may amend, suspend or terminate the plan at any time or from time to time.

Cash refund

          If, prior to the date a participant becomes the record owner of common stock under the plan, the plan is suspended or terminated or a participant terminates participation in the plan for any reason, any cash payment previously made by a participant shall be promptly refunded without any interest earned thereon.

Tax consequences of participation in the plan


The following is a discussion of the material federal income tax consequences under current law of the credits awarded, paid for and redeemed under the plan. Participants should also consult with their own tax advisor concerning the federal, state, local and other tax consequences of the redemption of credits and the ownership and disposition of the underlying securities.


     A participant will not recognize taxable income upon the award of credits under the plan. Should a participant elect to redeem credits in order to receive our contribution and acquire common stock, the participant will recognize taxable income to the extent the fair market value of the common stock acquired exceeds the amount paid for the common stock by the participant not including our contribution. For purposes of determining the amount of taxable income recognized by the participant upon the acquisition of our common stock, the fair market value of our common stock shall be equal to the number of shares acquired by the participant multiplied by the average of the high and low sale prices of shares of common stock on the New York Stock Exchange on the date the shares are distributed to the participant. The taxable income recognized by the participant may not equal the company contribution due to possible fluctuations in the sale price of our common stock occurring from the last trading day in February (the valuation date for determining the share purchase price) and the date the shares are actually distributed to the participant.

     The amount of taxable income generated upon the acquisition of our common stock by the participant, if any, will be determined by us and reported to the IRS on Form 1099-MISC, Miscellaneous Income. A copy of Form 1099-MISC will be provided to the participant in the year following the calendar year in which the stock is purchased. An exception to this reporting requirement is provided for taxable income recognized by participants which are incorporated.

     For purposes of determining gain or loss on the subsequent disposition of our common stock acquired under the plan, the participant's cost basis will be equal to the sum of the amount paid by the participant plus the amount of taxable income, if any, recognized upon the acquisition of the common stock. The difference, if any, between the sales price of the shares and the cost basis of the shares will be treated as a long-term or short-term capital gain or loss, depending upon whether or not the shares were sold more than one year after the date of acquisition.

     The participant will also be subject to tax on the amount of any dividends earned with respect to common stock purchased under the plan. We will report to the IRS the amount of dividends paid to the participant on Form 1099-DIV, Dividend Income. A copy of Form 1099-DIV will also be provided to the participant in the year following the calendar year in which the dividends are paid. An exception to this reporting requirement is provided for dividends paid to participants which are corporations.

          In the event taxable income recognized by a participant on the acquisition of our common stock is subject to U.S. Federal income tax withholding, the plan administrator will withhold the required amount of taxes and remit them to the appropriate taxing authority. Any withholding of tax required upon the issuance of common stock will be satisfied by withholding shares equal to the fair market value of the required withholding tax on the date of acquisition.

No rights as a stockholder

          No participant will have the right to exercise any of the rights and privileges of a stockholder because of credits applied to a participant's account under the plan.

Funds, common stock set aside for payment

          We will not set aside monies or shares of our common stock or establish a trust or fund to assist in the delivery of our common stock. Participants and their personal representatives have rights under the plan no greater than our general unsecured creditors.

Limitation on liability

          Neither we nor the plan administrator shall be liable for any act done in good faith or for any omission to act, including, without limitation, any claims of liability (a) concerning the prices of our common stock, or (b) for any fluctuation in the market value before or after purchase or sale of our common stock under the plan. Nothing in this plan shall take away any rights a participant might have under the Securities Act, or other applicable federal or state securities laws.

Governing law

          The terms and conditions of the plan and its operation are governed by the laws of the State of Texas.

                                 USE OF PROCEEDS

          All purchases of common stock made under the plan will be made directly from us and sourced or fulfilled with common stock from our treasury stock. The plan or the broker-dealer will not make any open market purchases of common stock for plan purposes. The principal purpose of the plan is to provide our Dealer/Franchisees with shares of our common stock in order to align their interests with us and to motivate the Dealer/Franchisees to increase their purchases of our products. We will receive proceeds from these purchases and from the redemption of credits by participants made in connection with purchases of shares of our common stock under the plan. The proceeds from purchases of our common stock shall be used by us for general corporate purposes.

                              PLAN OF DISTRIBUTION


          We will pay all costs, fees, brokers fees and commissions incurred by the plan and those related to the administration of the plan. Such costs and expenses are not expected to exceed $15,000. 00. As described in the plan, shares of our common stock will be issued to Dealer/Franchisees from our treasury stock in exchange for credits earned and paid for by participants and our contribution. No open market purchases of common stock will be made for plan purposes. To the extent required by applicable law in certain jurisdictions, shares of our common stock offered under the plan will be offered through a broker-dealer selected by us.

                                  LEGAL MATTERS

          An opinion concerning the validity of the issuance of our shares of common stock has been rendered for us by Mark C. Hill, our Senior Vice President, Corporate Secretary and General Counsel. Mr. Hill beneficially owns or has rights to acquire under employee benefit plans, an aggregate of less than 1% of our shares of common stock.

                                     EXPERTS

          The consolidated financial statements incorporated in this prospectus by reference to the Annual Report on Form 10-K of RadioShack Corporation for the year ended December 31, 2001 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in accounting and auditing.

                                    Appendix

Minimum Annual Purchases Required to Participate in the Take Stock in RadioShack
Plan: $50,000 PER STORE Purchase Levels are tiered in $25,000 increments

STARTING AT THE $50,000 PURCHASE LEVEL

                   Purchase                        Credits Issued            Credits Issued            Credits Issued
                    Levels                      With a Net Purchase       with a Net Purchase     With a Net Purchase Gain
                                                    Decrease of                 Gain of
                                                Negative 0 to -4.99%      Positive 0 to 9.99%*        of 10% or Greater
---------------------------------------------------------------------------------------------------------------------------
           $      50,000 TO $74,999                       5                        10                        20
           $      75,000 TO $99,999                       7                        15                        30
           $    100,000 TO $124,999                      10                        20                        40
           $    125,000 TO $149,999                      12                        25                        50

STARTING AT THE $150,000 PURCHASE LEVEL

                   Purchase                        Credits Issued            Credits Issued            Credits Issued
                    Levels                      With a Net Purchase       with a Net Purchase     With a Net Purchase Gain
                                                    Decrease of                 Gain of
                                                Negative 0 to -4.99%      Positive 0 to 4.99%*        of 5% or Greater
---------------------------------------------------------------------------------------------------------------------------
           $    150,000 TO $174,999                      15                        30                        60
           $    175,000 TO $199,999                      17                        35                        70
           $    200,000 TO $224,999                      20                        40                        80
           $    225,000 TO $249,999                      22                        45                        90
           $    250,000 TO $274,999                      25                        50                       100
           $    275,000 TO $299,999                      27                        55                       110
           $    300,000 TO $324,999                      30                        60                       120
           $    325,000 TO $349,999                      32                        65                       130
           $    350,000 TO $374,999                      35                        70                       140
           $    375,000 TO $399,999                      37                        75                       150
           $    400,000 TO $424,999                      40                        80                       160
           $    425,000 TO $449,999                      42                        85                       170
           $    450,000 TO $474,999                      45                        90                       180
           $    475,000 TO $499,999                      47                        95                       190
           $    500,000 TO $524,999                      50                       100                       200
           $    525,000 TO $549,999                      52                       105                       210
           $    550,000 TO $574,999                      55                       110                       220
           $    575,000 TO $599,999                      57                       115                       230
           $    600,000 TO $624,999                      60                       120                       240
           $    625,000 TO $649,999                      62                       125                       250
           $    650,000 TO $674,999                      65                       130                       260
           $    675,000 TO $699,999                      67                       135                       270
           $    700,000 TO $724,999                      70                       140                       280
           $    725,000 TO $749,999                      72                       145                       290
           $    750,000 TO $774,999                      75                       150                       300
           $    775,000 TO $799,999                      77                       155                       310
           $    800,000 TO $824,999                      80                       160                       320
           $    825,000 TO $849,999                      82                       165                       330
           $    850,000 TO $874,999                      85                       170                       340
           $    875,000 TO $899,999                      87                       175                       350
           $    900,000 TO $924,999                      90                       180                       360
           $    925,000 TO $949,999                      92                       185                       370
           $    950,000 TO $974,999                      95                       190                       380
           $    975,000 TO $999,999                      97                       195                       390
           $1,000,000 TO $1,024,999                     100                       200                       400
           $1,025,000 TO $1,049,999                     102                       205                       410
                   Purchase                        Credits Issued           Credits Issued*            Credits Issued

                  Levels                        With a Net Purchase       with a Net Purchase    With a Net Purchase Gain
                                                     Decrease of                 Gain of
                                                Negative 0 to -4.99%       Positive 0 to 4.99%       of 5% or Greater
----------------------------------------------------------------------------------------------------------------------------
           $1,050,000 TO $1,074,999                      105                       210                       420
           $1,075,000 TO $1,099,999                      107                       215                       430
           $1,100,000 TO $1,124,999                      110                       220                       440
           $1,125,000 TO $1,149,999                      112                       225                       450
           $1,150,000 TO $1,174,999                      115                       230                       460
           $1,175,000 TO $1,199,999                      117                       235                       470
           $1,200,000 TO $1,224,999                      120                       240                       480
           $1,225,000 TO $1,249,999                      122                       245                       490
           $1,250,000 TO $1,274,999                      125                       250                       500
           $1,275,000 TO $1,299,999                      127                       255                       510
           $1,300,000 TO $1,324,999                      130                       260                       520
           $1,325,000 TO $1,349,999                      132                       265                       530
           $1,350,000 TO $1,374,999                      135                       270                       540
           $1,375,000 TO $1,399,999                      137                       275                       550
           $1,400,000 TO $1,424,999                      140                       280                       560
           $1,425,000 TO $1,449,999                      142                       285                       570
           $1,450,000 TO $1,474,999                      145                       290                       580
           $1,475,000 TO $1,499,999                      147                       295                       590
           $1,500,000 TO $1,524,999                      150                       300                       600
           $1,525,000 TO $1,549,999                      152                       305                       610
           $1,550,000 TO $1,574,999                      155                       310                       620
           $1,575,000 TO $1,599,999                      157                       315                       630
           $1,600,000 TO $1,624,999                      160                       320                       640
           $1,625,000 TO $1,649,999                      162                       325                       650
           $1,650,000 TO $1,674,999                      165                       330                       660
           $1,675,000 TO $1,699,999                      167                       335                       670
           $1,700,000 TO $1,724,999                      170                       340                       680
           $1,725,000 TO $1,749,999                      172                       345                       690
           $1,750,000 TO $1,774,999                      175                       350                       700
           $1,775,000 TO $1,799,999                      177                       355                       710
           $1,800,000 TO $1,824,999                      180                       360                       720
           $1,825,000 TO $1,849,999                      182                       365                       730
           $1,850,000 TO $1,874,999                      185                       370                       740
           $1,875,000 TO $1,899,999                      187                       375                       750
           $1,900,000 TO $1,924,999                      190                       380                       760
           $1,925,000 TO $1,949,999                      192                       385                       770
           $1,950,000 TO $1,974,999                      195                       390                       780
           $1,975,000 TO $1,999,999                      197                       395                       790
           $2,000,000 TO $2,024,999                      200                       400                       800
           $2,025,000 TO $2,049,999                      202                       405                       810
           $2,050,000 TO $2,074,999                      205                       410                       820
           $2,075,000 TO $2,099,999                      207                       415                       830
           $2,100,000 TO $2,124,999                      210                       420                       840
           $2,125,000 TO $2,149,999                      212                       425                       850
           $2,150,000 TO $2,174,999                      215                       430                       860
           $2,175,000 TO $2,199,999                      217                       435                       870
           $2,200,000 TO $2,224,999                      220                       440                       880
           $2,225,000 TO $2,249,999                      222                       445                       890
           $2,250,000 TO $2,274,999                      225                       450                       900
           $2,275,000 TO $2,299,999                      227                       455                       910
           $2,300,000 TO $2,324,999                      230                       460                       920
           $2,325,000 TO $2,349,999                      232                       465                       930
           $2,350,000 TO $2,374,999                      235                       470                       940
           $2,375,000 TO $2,399,999                      237                       475                       950
           $2,400,000 TO $2,424,999                      240                       480                       960
           $2,425,000 TO $2,449,999                      242                       485                       970
           $2,450,000 TO $2,474,999                      245                       490                       980
           $2,475,000 TO $2,499,999                      247                       495                       990
                   Purchase                        Credits Issued            Credits Issued*           Credits Issued

                  Levels                        With a Net Purchase       with a Net Purchase    With a Net Purchase Gain
                                                     Decrease of                 Gain of
                                                Negative 0 to -4.99%       Positive 0 to 4.99%       of 5% or Greater

----------------------------------------------------------------------------------------------------------------------------
           $2,500,000 TO $2,524,999                      250                       500                      1000
           $2,525,000 TO $2,549,999                      252                       505                      1010
           $2,550,000 TO $2,574,999                      255                       510                      1020
           $2,575,000 TO $2,599,999                      257                       515                      1030
           $2,600,000 TO $2,624,999                      260                       520                      1040
           $2,625,000 TO $2,649,999                      262                       525                      1050
           $2,650,000 TO $2,674,999                      265                       530                      1060
           $2,675,000 TO $2,699,999                      267                       535                      1070
           $2,700,000 TO $2,724,999                      270                       540                      1080
           $2,725,000 TO $2,749,999                      272                       545                      1090
           $2,750,000 TO $2,774,999                      275                       550                      1100
           $2,775,000 TO $2,799,999                      277                       555                      1110
           $2,800,000 TO $2,824,999                      280                       560                      1120
           $2,825,000 TO $2,849,999                      282                       565                      1130
           $2,850,000 TO $2,874,999                      285                       570                      1140
           $2,875,000 TO $2,899,999                      287                       575                      1150
           $2,900,000 TO $2,924,999                      290                       580                      1160
           $2,925,000 TO $2,949,999                      292                       585                      1170
           $2,950,000 TO $2,974,999                      295                       590                      1180
           $2,975,000 TO $2,999,999                      297                       595                      1190

* New Dealer/Franchisees who order, pay for, and receive Products as of January of any year will be eligible to qualify to be awarded Credits at the 0 to 9.99% purchase level for Net Purchases under $150,000 and at the 0 to 4.99% purchase level for Net Purchases over $150,000. New Dealer/Franchisees purchasing Products between February 1 and December 31 of a year will be eligible to qualify to be awarded Credits in the following year if they do not have a decrease of 5% or greater in Net Purchases in that following year.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

         The expenses of the offering are estimated as follows:


                                    Expenses                                        Amount*
                                    --------                                        ------
         Securities and Exchange Commission registration fee ..................  $   563.87
         Legal fees ...........................................................  $ 2,000.00
         Printing and engraving expenses ......................................  $ 5,000.00
         Accountants' fees ....................................................  $ 5,000.00
         Blue sky and legal investment fees and expenses ......................  $   250.00
         Miscellaneous expenses ...............................................  $   500.00
                                                                                 ----------

              Total ...........................................................  $13,313.87
                                                                                 ==========


------------
*The first item is actual; the others are estimated

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

              The General Corporation Law of the State of Delaware contains, in
         Section 145, provisions relating to the indemnification of officers and directors. Article 14 of the bylaws of the Company contains provisions requiring indemnification by the Company of its directors and officers to the full extent permitted by law. These provisions extend to expenses reasonably incurred by the director or officer in defense or settlement of any such action or proceeding.

              The board of directors of the Company has general authority to indemnify any officer or director against losses arising out of his or her service as such, unless prohibited by law. The Company carries insurance to cover potential costs of the foregoing indemnification of the Company's officers and directors.

ITEM 16. EXHIBITS


Exhibit
Number                                Description of Exhibit
------                                ----------------------

 5.1  Legal Opinion of Mark C. Hill, Esq.
23.1  Consent of Independent Accountants
23.2  Consent of Mark C. Hill, Esq. (included in opinion filed as Exhibit 5).
24.1  Power of Attorney (included on the signature page previously filed).

Item 17.  Undertakings.

          (a) The Company hereby undertakes:

               (1) To file, during any period in which offers or sales are being made, a post-effective amendment to the registration statement:

                         (i) To include any prospectus required by Section 10
(a) (3) of the Securities Act of 1933;

                         (ii)  To reflect in the prospectus any facts or events
arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

                         (iii) To include any material information with respect
to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that the undertakings set forth in clauses (i) and
(ii) above do not apply if the information required to be included in a post-effective amendment by those clauses is contained in periodic reports filed by the Company pursuant to Section 13 or Section 15 (d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

               (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

               (3) To remove from registration by means of a post- effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (b) The Company hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Company's annual report pursuant to Section 13 (a) or Section 15 (d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Fort Worth, State of Texas, on the 27/th/ day of September, 2002.


                                                    RadioShack Corporation


                                                By: /s/ Michael D. Newman
                                                    ----------------------------
                                                    Senior Vice President
                                                    and Chief Financial Officer

     Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons in the capacities indicated on the 27/th/ day of September, 2002.




                     Signature                              Title
                     ---------                              -----

*                                           Chairman of the Board,
-----------------------                     Chief Executive Officer and Director
Leonard H. Roberts                          (Principal Executive Officer)



/s/ Michael D. Newman                       Senior Vice President and
-----------------------                     Chief Financial Officer
Michael D. Newman                           (Principal Financial Officer)



*                                           Senior Vice President and
-----------------------                     Controller (Principal
David P. Johnson                            Accounting Officer)



*                                           Director
-----------------------
Frank J. Belatti



*                                           Director
-----------------------
Ronald E. Elmquist



*                                           Director
-----------------------
Richard J. Hernandez



*                                           Director
-----------------------
Lawrence V. Jackson



*                                           Director
-----------------------
Robert J. Kamerschen



/s/ Michael D. Newman *
-----------------------
By Michael D. Newman
Attorney-in-Fact

*                                           Director
-----------------------
Lewis F. Kornfeld, Jr.



*                                           Director
-----------------------
Jack L. Messman



                                            Director
_______________________
William G. Morton, Jr.



*                                           Director
-----------------------
Thomas G. Plaskett



*                                           Director
-----------------------
Alfred J. Stein



*                                           Director
-----------------------
William E. Tucker



*                                           Director
-----------------------
Edwina D. Woodbury



/s/ Michael D. Newman *
-----------------------
By Michael D. Newman
Attorney-in-Fact

                                  EXHIBIT INDEX


Exhibit
Number                              Description of Exhibit
------                              ----------------------

 5.1                   Legal Opinion of Mark C. Hill, Esq. *

23.1                   Consent of Independent Accountants

23.2 Consent of Mark C. Hill, Esq. (included in opinion filed as Exhibit 5). *

24.1                   Power of Attorney *


-----------------------
* Previously filed